Exhibit 99.1

Marc S. Firestone Joins Unilife Corporation’s Board of Directors

Lewisberry, PA (July 28, 2010) – Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS), today announced that Marc S. Firestone, Executive Vice President and General Counsel for Kraft Foods (NYSE:KFT), has joined Unilife’s Board of Directors as a new independent director. Mr. Firestone will chair the Unilife Board’s Nominating and Corporate Governance Committees and serve as a member of the Strategic Partnerships Committee.

Mr. Alan Shortall, Chief Executive Officer of Unilife, stated, “Adding Mr. Firestone to our Board reflects our dedication to growing Unilife and building upon our successes. We believe his far-reaching knowledge and vast legal and government relations experience with two Fortune 100 companies will provide us with exceptional guidance as we focus on our international business development initiatives. Additionally, his capabilities complement those of our existing team of experienced and talented board members. We expect to utilize his exceptional leadership skills and experience to their fullest as we move forward with our plans.”

Mr. Firestone said, “The development of a unique and truly innovative range of safety syringes by Unilife represents a wonderful business opportunity to enhance the delivery of safe healthcare to people across the world. Having partnered with a number of nongovernment organizations, I understand how important it is for corporations not only to be profitable, but ideally to address societal needs at the same time. Unsafe injection practices represent a significant global challenge. I believe that Unilife and its pharmaceutical partners can make a genuine difference, and it’s a privilege for me to be part of that effort. I’m excited by my appointment to the Unilife Board and look forward to making a valuable contribution to the continued success of the Company on the world stage.”

Mr. Firestone, 50, leads the department that is responsible for legal, corporate affairs, government affairs, compliance, and corporate governance for Kraft Foods Inc., a Fortune 100 company and the largest food company in the United States with annual, worldwide sales of approximately $48 billion. In his current position, Mr. Firestone oversees 450 people around the world. He worked in Europe for seven years, and more recently has represented Kraft Foods before the U.S. Senate, UK Parliament, European Commission, and in meetings with public interest groups, community organizations and the media. He has also handled various matters for Kraft Foods before major U.S. regulatory agencies. Additionally, Mr. Firestone advised the Kraft Foods Board and executive management team on the legal, governance and communications aspects of numerous multibillion dollar transactions and acquisitions, including the recent acquisition of Cadbury plc for approximately $19 billion.

Prior to his position at Kraft Foods, Mr. Firestone held senior executive positions for Philip Morris Companies and its subsidiaries, including as Senior Vice President and General Counsel, Philip Morris International, and Senior Vice President of Regulatory Affairs, Phillip Morris Companies.

Mr. Firestone is a frequent public speaker on international competition law, diversity and in-house practice, and has received several awards, including the Distinguished General Counsel Award. He holds a juris doctorate from Tulane University School of Law in New Orleans, and a bachelor’s degree from Washington & Lee University in Virginia. In addition to English, he is proficient in French and Italian.

About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485 certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our registration statement on Form 10 and those described from time to time in our periodic reports which we file with the Securities and Exchange Commission.

General: UNIS-G

Investor Contacts (US): Todd Fromer / Garth Russell KCSA Strategic Communications Phone + 1 212-682-6300	Stuart Fine Carpe DM Inc Phone + 1 908 469 1788	Investor Contacts (Australia) Jeff Carter Unilife Corporation Phone + 61 2 8346 6500